                             EXHIBIT 5.1


                           August 20, 1997


Circon Corporation
6500 Hollister Avenue
Santa Barbara, CA  93117-3019

    RE:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, (the "Securities Act") of 1,000,000 additional shares of your Common Stock reserved for issuance under the 1993 Stock Option Plan and 200,000 shares of your Common Stock reserved for issuance under the 1995 Directors Stock Option Plan (collectively the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

    It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to Item E under the general instructions to Form S-8 under the Securities Act of 1933 with respect to the Registration Statement.

                                  Very truly yours,

                                  WILSON SONSINI GOODRICH & ROSATI
                                  Professional Corporation

                                  /s/ Wilson Sonsini Goodrich & Rosati